Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns $873,000, or $0.09 Per Diluted Share, in First Quarter 2020
Declares Quarterly Cash Dividend of $0.05 per Share
Announces COVID-19 Response

Port Angeles, WA, (April 29, 2020) --First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Federal"), today reported net income of $873,000, or $0.09 per diluted share, for the first quarter of 2020, reflecting both strong loan growth and an addition to reserves for the economic disruption from the COVID-19 pandemic. These results compare to net income of $2.2 million, or $0.23 per diluted share, for the fourth quarter of 2019, and net income of $2.2 million, or $0.22 per diluted share, for the first quarter of 2019.
The Company also announced today that the Board of Directors declared a regular quarterly cash dividend of $0.05 per common share outstanding, payable on May 29, 2020, to shareholders of record as of the close of business on May 15, 2020.
“The success of our banking operation relies entirely on the safety and well-being of our employees and customers. As one of the first regions to experience COVID-19 infections, Washington State moved quickly to mandate business closures and implement quarantine measures. Consequently, we incorporated several COVID-19 pandemic measures to assist the communities we serve,” stated Matthew P. Deines, President and CEO. “On March 20, 2020, we began restricting lobby activities at all branches to appointment only and encouraged the use of drive-up services, ITM/ATM machines, digital banking applications and our contact center. Nearly 70% of our staff have the ability to work remotely, and we will continue operating in this manner until the mandated Stay Home, Stay Healthy order is lifted by the State of Washington. Our loan officers are contacting borrowers who are affected by declining economic activity, offering their assistance with payment deferrals and interest only payment options. Additionally, we continue to help our small business borrowers navigate the SBA’s Paycheck Protection Program. We are actively assisting customers and supporting the businesses in our communities.”
On March 23, 2020, the State of Washington announced the Stay Home, Stay Healthy order for all residents, resulting in the closing of businesses or a substantial reduction in business activity. The sectors that have been most heavily impacted include hospitality; restaurant and food services; lessors of commercial real estate to hospitality, restaurant, and retail establishments; and professional services. At March 31, 2020, the Company’s exposure as a percent of the total loan portfolio to these industries was 5.6%, 0.2%, 5.3%, and 1.6%, respectively.

“Asset quality at quarter end remains strong and we are responding to the pandemic and its economic impact on our customers and communities. As a result, we booked a $1.3 million loan loss provision, which is significantly higher than recent quarterly provisions. This provision was posted in response to the halting of economic activities which impacted businesses in our market and around the world,” said Deines.
Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) providing economic relief for the country, including the $349 billion Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) to fund short-term loans for small businesses. The Company began taking loan applications from its small business clients immediately after the program was implemented, and as of April 28, 2020, had received requests for $36.9 million in
SBA PPP loans. We funded over $27.0 million through the program since its inception.

First Quarter 2020 Highlights (at or for the quarter ended March 31, 2020)

•	First quarter net income totaled $873,000, compared to $2.2 million in both the preceding quarter and the year ago quarter;

•	Diluted earnings per share was $0.09, down from $0.23 per share in the preceding quarter and $0.22 per share in the first quarter a year ago;

•	Provision for loan losses was $1.3 million in the first quarter, compared to $249,000 in the fourth quarter of 2019 and $335,000 in the first quarter of 2019.

•
Loans receivable increased 2.4% to $899.2 million at March 31, 2020, compared to $878.4 million at December 31, 2019, and increased 1.8% when compared to $883.2 million a year ago, primarily due to growth in commercial business and construction and land loans;

•	Deposits increased 6.2% during the quarter and increased 11.7% from one year prior, to $1.06 billion at March 31, 2020, due to successful organic and wholesale deposit-gathering strategies;

•
The Company repurchased 288,276 shares of common stock at an average price of $13.26 per share for a total of $3.8 million during the quarter, completing the 2017 Stock Repurchase Plan approved in September 2017 and starting the 2019 Stock Repurchase Plan approved in December 2019.

Balance Sheet Review

Total assets increased $89.6 million, or 6.9%, during the quarter to $1.40 billion at March 31, 2020, compared to $1.31 billion at December 31, 2019, and increased $118.2 million, or 9.2%, compared to $1.28 billion at March 31, 2019. The quarterly increase in total assets occurred in net loans receivable, investment securities and on balance sheet liquidity.
Investment securities increased $1.9 million during the quarter to $317.5 million at March 31, 2020 and increased $59.0 million compared to $258.5 million at March 31, 2019. “We continue to focus our strategic efforts on growing the loan portfolio, while maintaining investment securities for liquidity and generating interest income," said Geri Bullard, EVP/Chief Financial Officer. For the quarter ended March 31, 2020 a decrease in the market value of our investment portfolio was attributed to volatility in various bond markets, which was caused by the response to the COVID-19 pandemic.  In particular, the market values for our Collateralized Loan Obligations and Student Loan securities were negatively impacted. We believe the indications as of March 31, 2020 were based on a disrupted market and that in a properly functioning market, credit and liquidity premiums will return to more normalized levels. We do not consider these securities to be other than temporarily impaired.
At March 31, 2020, U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 45.7%, and totaled $145.1 million at March 31, 2020, while other investment securities totaled $163.3 million and corporate MBS totaled $9.1 million at quarter end. The estimated average life of the total investment securities portfolio increased to 5.3 years, and the average repricing term was approximately 3.6 years.
Total loans, excluding loans held for sale, increased $21.9 million to $905.7 million at March 31, 2020, from $883.8 million at December 31, 2019, and increased $16.7 million during the year from $888.9 million a year ago. "Loan production was strong in the first few months of the quarter, especially in commercial business segment," said Terry Anderson, EVP/Chief Credit Officer. "We continue our efforts to grow the loan portfolio, utilizing a combination of organic originations and prudent wholesale and loan participation opportunities. Credit underwriting was enhanced during the quarter as we anticipate a more difficult operating environment for the majority of businesses."
The Company originated $30.7 million in new residential mortgages during the quarter, and sold $16.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.11%. This production compares to residential mortgage originations of $42.3 million in the preceding quarter with sales of $10.6 million.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2020	December 31, 2019	March 31, 2019	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$302,688	$306,014	$338,669	$(3,326)	$(35,981)
Multi-family	88,794	96,098	81,576	(7,304)	7,218
Commercial real estate	260,321	255,722	250,521	4,599	9,800
Construction and land	48,565	37,187	63,536	11,378	(14,971)
Total real estate loans	700,368	695,021	734,302	5,347	(33,934)

Consumer:
Home equity	35,260	35,046	37,058	214	(1,798)
Auto and other consumer	114,194	112,119	99,070	2,075	15,124
Total consumer loans	149,454	147,165	136,128	2,289	13,326

Commercial business	55,853	41,571	18,496	14,282	37,357

Total loans	905,675	883,757	888,926	21,918	16,749
Less:
Net deferred loan fees	433	206	285	227	148
Premium on purchased loans, net	(4,742)	(4,514)	(4,313)	(228)	(429)
Allowance for loan losses	10,830	9,628	9,759	1,202	1,071
Total loans receivable, net	$899,154	$878,437	$883,195	$20,717	$15,959

Total deposits increased 6.2% to $1.06 billion at March 31, 2020, compared to $1.00 billion at December 31, 2019 and increased 11.7% when compared to $925.8 million a year ago. Savings accounts increased 1.5% compared to a year ago, to $165.8 million at March 31, 2020, and represent 15.6% of total deposits; transaction accounts increased 6.5% compared to a year ago to $286.3 million at March 31, 2020, and represent 26.9% of total deposits; money market accounts decreased 4.7% compared to a year ago to $253.2 million, and represent 23.8% of total deposits; and certificates of deposit increased 40.6% compared to a year ago, mainly due to increased utilization of brokered certificates of deposits, to $358.9 million at quarter-end, and represent 33.7% of total deposits.
“Deposit balance increases were mainly the result of increases in certificates of deposit as we continued strategic use of brokered certificates of deposit ("brokered CDs") as an additional funding source. We had $90.4 million and $51.6 million in brokered CDs included in our balance of certificates of deposit at March 31, 2020 and December 31, 2019, respectively. We were able to reduce our cost of funding over the quarter by reducing our retail deposit rates as well as the cost of borrowings,” said Bullard.

Deposits consisted of the following at the dates indicated:

	March 31, 2020	December 31, 2019	March 31, 2019	Three Month Change	One Year Change
	(In thousands)
Savings	$165,747	$168,983	$163,292	$(3,236)	$2,455
Transaction accounts	286,283	276,496	268,718	9,787	17,565
Money market accounts	253,198	248,086	265,713	5,112	(12,515)
Certificates of deposit	358,677	308,080	255,032	50,597	103,645
Total deposits	$1,063,905	$1,001,645	$952,755	$62,260	$111,150

Total shareholders' equity was $167.2 million at March 31, 2020, compared to $176.9 million three months earlier, and $173.4 million a year earlier. The decrease in the current quarter was due to the impact of the bond portfolio valuation on other comprehensive income as well as the repurchase of shares of common stock during the quarter. Book value per common share was $16.02 at March 31, 2020, compared to $16.48 at December 31, 2019 and $15.78 at March 31, 2019.

Operating Results

Total interest income increased to $12.0 million for the first quarter of 2020, compared to $11.8 million in the previous quarter and decreased compared to $12.5 million in the first quarter of 2019. The year over year decrease is mainly due to a combination of a decrease in interest on investment securities and a decrease in interest and fees on loans receivable. Total interest expense was $2.6 million for both the first quarter of 2020 and fourth quarter of 2019, compared to $2.9 million in the first quarter a year ago.
Net interest income before provision for loan losses increased 2.7% during the quarter to $9.4 million, compared to $9.2 million for the preceding quarter and decreased compared to $9.6 million in the first quarter a year ago. Primarily due to loan growth and the response to the expected COVID-19 economic disruption, the Company recorded a $1.3 million provision for loan losses during the first quarter of 2020. This compares to a provision for loan losses of $249,000 for the preceding quarter, and $335,000 for the first quarter of 2019.
The net interest margin decreased three basis points to 3.11% for the first quarter of 2020 compared to 3.14% for the fourth quarter of 2019 and decreased five basis points from 3.16% for the first quarter in 2019. “We were able to control our net interest margin, despite declining market rates, by focusing on maintaining our loan yield and reducing our cost of funds,” said Bullard. The yield on earning assets decreased six basis points to 3.97% for the first quarter of 2020 compared to 4.03% for the fourth quarter of 2019 and decreased from 4.14% for the first quarter in 2019. The decrease was due to lower yields on the investment portfolio and invested cash. The yield on the loan portfolio increased to 4.52% for the first quarter 2020 from 4.50% for the fourth quarter 2019 and 4.56% for the first quarter in 2019. The cost of interest-bearing liabilities decreased six basis points to 1.11% for the first quarter of 2020 compared to 1.17% for the fourth quarter of 2019 and decreased from 1.25%

for the first quarter in 2019. “Our cost of funds continues to improve as retail deposit rates decline. Additionally, we paid down fixed rate, longer term advances in the first quarter, which brought our current cost of borrowings below 1.0% at the end of the first quarter,” said Bullard.
Noninterest income decreased 4.3% to $2.3 million for the first quarter 2020 from $2.4 million for the fourth quarter 2019 and increased 85.3% compared to $1.3 million for the first quarter in 2019. First quarter of 2020 included a $605,000 gain on sale of investment securities compared to a $779,000 gain on sale of investment securities in the preceding quarter. There was no gain on sale of investment securities in the first quarter a year ago. Loan and deposit service fees totaled $881,000 for the first quarter 2019, compared to $994,000 for the preceding quarter and $905,000 for the first quarter a year ago. The decrease during the first quarter was due primarily to a reduction in debit card and NSF fee income.
Noninterest expense totaled $9.4 million for the first quarter of 2020, compared to $8.6 million for the preceding quarter and $7.8 million for the first quarter a year ago. The quarterly increase is attributable to higher compensation and benefits, increased software and professional fees expenses, and FHLB prepayment fees.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Federal, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2020. Common equity Tier 1 capital Ratio and Tier 1 Capital Ratios at March 31, 2020 were 16.8% and 11.8%, respectively.
Nonperforming loans decreased to $1.7 million at March 31, 2020, from $1.8 million at December 31, 2019, mainly attributable to regular payments received. The percentage of the allowance for loan losses to nonperforming loans increased to 622.4% at March 31, 2020, from 536.1% at December 31, 2019, and increased from 607.7% at March 31, 2019. Classified loans decreased $374,000 during the current quarter to $4.6 million at March 31, 2020, reflecting SFR payoffs of $222,000 and transfers from Autos to personal property owned of $104,000 during the quarter. The allowance for loan losses as a percentage of total loans was 1.2% at March 31, 2020, 1.1% at December 31, 2019, and 1.1% at March 31, 2019.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	March 31,	December 31,	March 31,	Month	Year
Assets	2020	2019	2019	Change	Change

Cash and due from banks	$15,531	$13,519	$14,738	14.9%	5.4%
Interest-bearing deposits in banks	91,633	35,220	12,919	160.2	609.3
Investment securities available for sale, at fair value	317,520	315,580	258,476	0.6	22.8
Investment securities held to maturity, at amortized cost	—	—	43,024	n/a	(100.0)
Loans held for sale	4,531	503	969	800.8	367.6
Loans receivable (net of allowance for loan losses of $10,830, $9,628 and $9,759)	899,154	878,437	883,195	2.4	1.8
Federal Home Loan Bank (FHLB) stock, at cost	7,581	6,034	6,927	25.6	9.4
Accrued interest receivable	4,124	3,931	4,114	4.9	0.2
Premises and equipment, net	14,231	14,342	14,955	(0.8)	(4.8)
Mortgage servicing rights, net	843	871	1,001	(3.2)	(15.8)
Bank-owned life insurance, net	30,355	30,027	29,462	1.1	3.0
Prepaid expenses and other assets	11,436	8,872	9,009	28.9	26.9

Total assets	$1,396,939	$1,307,336	$1,278,789	6.9%	9.2%

Liabilities and Shareholders' Equity

Deposits	$1,063,905	$1,001,645	$952,755	6.2%	11.7%
Borrowings	150,021	112,930	135,174	32.8	11.0
Accrued interest payable	194	373	279	(48.0)	(30.5)
Accrued expenses and other liabilities	15,225	14,392	15,020	5.8	1.4
Advances from borrowers for taxes and insurance	443	1,145	2,154	(61.3)	(79.4)

Total liabilities	1,229,788	1,130,485	1,105,382	8.8	11.3

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,432,963 at March 31, 2020; issued and outstanding 10,731,639 at December 31, 2019; and issued and outstanding 10,992,181 at March 31, 2019	104	107	110	(2.8)	(5.5)
Additional paid-in capital	99,479	102,017	104,374	(2.5)	(4.7)
Retained earnings	85,549	86,156	82,436	(0.7)	3.8
Accumulated other comprehensive loss, net of tax	(8,256)	(1,539)	(3,128)	(436.5)	(163.9)
Unearned employee stock ownership plan (ESOP) shares	(9,725)	(9,890)	(10,385)	1.7	6.4

Total shareholders' equity	167,151	176,851	173,407	(5.5)	(3.6)

Total liabilities and shareholders' equity	$1,396,939	$1,307,336	$1,278,789	6.9%	9.2%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	March 31,	December 31,	March 31,	Month	Year
	2020	2019	2019	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$9,836	$9,505	$10,092	3.5%	(2.5)%
Interest on mortgage-backed and related securities	959	1,070	1,257	(10.4)	(23.7)
Interest on investment securities	1,069	1,065	1,010	0.4	5.8
Interest on deposits in banks	68	54	67	25.9	1.5
FHLB dividends	47	64	88	(26.6)	(46.6)
Total interest income	11,979	11,758	12,514	1.9	(4.3)

INTEREST EXPENSE
Deposits	2,138	2,171	1,924	(1.5)	11.1
Borrowings	434	427	990	1.6	(56.2)
Total interest expense	2,572	2,598	2,914	(1.0)	(11.7)

Net interest income	9,407	9,160	9,600	2.7	(2.0)

PROVISION FOR LOAN LOSSES	1,266	249	335	408.4	277.9

Net interest income after provision for loan losses	8,141	8,911	9,265	(8.6)	(12.1)

NONINTEREST INCOME
Loan and deposit service fees	881	994	905	(11.4)	(2.7)
Mortgage servicing fees, net of amortization	15	33	45	(54.5)	(66.7)
Net gain on sale of loans	383	247	87	55.1	340.2
Net gain on sale of investment securities	605	779	—	(22.3)	100.0
Increase in cash surrender value of bank-owned life insurance	328	273	143	20.1	129.4
Other income	106	97	71	9.3	49.3
Total noninterest income	2,318	2,423	1,251	(4.3)	85.3

NONINTEREST EXPENSE
Compensation and benefits	5,361	4,902	4,573	9.4	17.2
Data processing	690	645	631	7.0	9.4
Occupancy and equipment	1,351	1,233	1,108	9.6	21.9
Supplies, postage, and telephone	211	205	228	2.9	(7.5)
Regulatory assessments and state taxes	174	210	169	(17.1)	3.0
Advertising	272	512	143	(46.9)	90.2
Professional fees	400	214	298	86.9	34.2
FDIC insurance premium	—	—	77	n/a	(100.0)
FHLB prepayment penalty	210	—	—	100.0	100.0
Other	713	700	573	1.9	24.4
Total noninterest expense	9,382	8,621	7,800	8.8	20.3

INCOME BEFORE PROVISION FOR INCOME TAXES	1,077	2,713	2,716	(60.3)	(60.3)

PROVISION FOR INCOME TAXES	204	495	509	(58.8)	(59.9)

NET INCOME	$873	$2,218	$2,207	(60.6)%	(60.4)%

Basic and diluted earnings per share	$0.09	$0.23	$0.22	(60.9)%	(59.1)%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Performance ratios: (1)
Return on average assets	0.27%	0.71%	0.81%	0.65%	0.70%
Return on average equity	1.94	4.99	5.65	4.77	5.12
Average interest rate spread	2.86	2.86	2.87	2.81	2.89
Net interest margin (2)	3.11	3.14	3.17	3.10	3.16
Efficiency ratio (3)	80.0	74.4	74.3	74.5	71.9
Average interest-earning assets to average interest-bearing liabilities	130.1	131.8	130.6	128.3	128.5
Book value per common share	$16.02	$16.48	$16.42	$16.15	$15.78

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.1%	0.1%	0.1%
Nonperforming loans to total loans (5)	0.2	0.2	0.2	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	622.4	536.1	714.3	753.8	607.7
Allowance for loan losses to total loans	1.2	1.1	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.8%	12.2%	12.0%	11.6%	11.4%
Common equity Tier 1 capital	16.8	17.5	18.0	17.4	16.9
Tier 1 risk-based	16.8	17.5	18.0	17.4	16.9
Total risk-based	18.1	18.7	19.1	18.5	18.0

Other Information:
Average total assets	$1,287,529	$1,242,780	$1,241,014	$1,271,085	$1,267,444
Average interest-earning assets	1,208,314	1,167,805	1,167,353	1,198,848	1,193,684
Average total loans	876,135	849,741	867,647	888,757	876,639
Average equity	179,614	177,759	177,671	174,437	172,446
Average deposits	1,008,410	985,788	957,736	943,136	943,567

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.